Exhibit 99.1

Macy’s, Inc. Appoints Ashley Buchanan and Tracey Zhen

to Board of Directors

Appointments Enhance Board’s Expertise in Retail, Omnichannel Business Transformation,
Technology and Innovation

NEW YORK—October 5, 2021— Macy’s, Inc. (NYSE: M) today announced the appointment of Ashley Buchanan, chief executive officer of The Michaels Companies (“Michaels”), and Tracey Zhen, president of Zipcar, to its board of directors, effective October 5, 2021.

As CEO of Michaels since early 2020, Buchanan has led the company through a significant transformation, including a reimagined omnichannel experience and strengthened store business that resulted in record growth, financial and operational performance. He previously served in various roles at Walmart, most recently as chief merchant for the U.S. eCommerce business where he introduced an omnichannel approach to the country’s largest employer.

Zhen oversees all facets of the business in her role at Zipcar, the world’s leading car-sharing network, and is focused on leveraging innovation and technology to grow Zipcar’s position as a category leader. She brings more than 20 years of experience in leadership roles at consumer technology companies, including TripAdvisor and Expedia, where she held general management positions.

“We are very pleased to welcome these two proven and innovative leaders to the Macy’s, Inc. board of directors,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Ashley and Tracey bring valuable and highly relevant expertise that will help our company continue to execute our Polaris strategy and drive growth. Ashley brings decades of experience in retail and a history of overseeing omnichannel transformations efforts at both Michaels and Walmart. We also look forward to leveraging Tracey’s global consumer technology background and track record of fueling innovation and applying technology to deliver growth. Our board and overall organization will benefit from their fresh perspectives as we continue to advance our integration of innovative digital shopping and compelling stores to most effectively meet the needs of our current and future customers, from off-price to luxury.”

“We are confident that Tracey and Ashley will be strong additions to our board, bringing skills and experience that directly align with Macy’s strategy and efforts to position the company for profitable growth,” said Paul Varga, Macy’s, Inc. lead independent director. “I look forward to working closely with both of them as the company continues to build on its momentum.”

“Macy’s is an iconic American retailer, and I am honored to serve on the board during this transformative moment in its history,” said Buchanan.

“Macy’s, Inc. is on an exciting trajectory, and I am eager to work together with the talented board and management team to build on its momentum, expand its market share and reach new customers,” Zhen concluded.

With the addition of Buchanan and Zhen, the Macy’s, Inc. board will comprise 12 members. Buchanan will serve on the Audit Committee and Zhen will serve on the Nominating and Corporate Governance Committee.

About Ashley Buchanan

Buchanan, 47, serves as CEO and as a member of the Board of The Michaels Companies, roles he has held since January 2020. Prior to Michaels, he served in various roles of increased leadership and responsibility at Walmart for nearly 11 years, culminating in his position as chief merchandising and chief operating officer for its U.S. eCommerce business. During his time at Walmart, Buchanan also served as chief merchant at Sam’s Club where he led a merchandising team and oversaw activities including assortment, private brand strategy, pricing, global sourcing, packaging, replenishment and supply chain. Earlier in his career, he spent three years at Dell where he held a variety of positions in finance, after spending five years at Accenture focused on the retail industry. Buchanan also serves as a Director at Tree House Foods. He earned a Bachelor of Business Administration in finance and real estate as well as a Master of Business Administration from Baylor University.

About Tracey Zhen

Zhen, 44, has served as President of Zipcar since January 2017. She has nearly two decades of experience in the consumer technology industry, including senior management roles at TripAdvisor and Expedia overseeing business strategy, finance, operations, product development and marketing. At TripAdvisor, she held numerous general management roles including as Vice President of Housetrip, a European vacation rental brand, Vice President of Vacation Rental Supply and Vice President and General Manager of FlipKey, an online vacation rental marketplace. Prior to that, Zhen spent five years at Expedia including as General Manager of emerging markets and strategy, leading international business growth in Europe and strategic partnerships, as well as Finance Director. She serves as Co-Chair of the Board of Trustees for the Mass Technology Leadership Council and on the Advisory Board of the Taubman Center at the Harvard Kennedy School. Zhen earned a Bachelor of Business Administration in Finance and Information Systems at New York University’s Stern School of Business.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omnichannel retailers. Headquartered in New York City, the company comprises three retail brands: Macy’s, Bloomingdale’s and Bluemercury. With a robust e-commerce business, rich mobile experience and a national stores footprint, our customers can shop the way they live — anytime and through any channel. For more information, visit macysinc.com.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com